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Exhibit 99.1

VantageMed Announces Resignation of President, Appoints New Chairman of the Board

        RANCHO CORDOVA, Calif.—(BW HealthWire)—May 13, 2002—VantageMed Corporation (NasdaqNM: VMDCE) announced today that Joel M. Harris has resigned as President and as a member of the Company's Board of Directors effective today. Mr. Harris, who was a founder of VantageMed in 1996 and has served as the Company's President since 1997, is leaving VantageMed's Board in order to pursue other interests and opportunities. Mr. Harris will continue to provide consulting services to the Company on a transition basis.

        The Company also announced that Richard M. Brooks, the Company's Chief Executive Officer, has been appointed Chairman of VantageMed's Board of Directors.

        "We thank Joel for his many years of service and for the vision that created VantageMed and look forward to his continuing support of the Company," said Mr. Brooks.

        VantageMed is a provider of healthcare information systems and services distributed to over 11,000 customer sites through a national network of regional offices. Our suite of software products and services automates administrative, financial, clinical and management functions for physicians, dentists, and other healthcare providers and provider organizations.

CONTACT:
VantageMed Corporation
Investor Relations
Gregory B. Hill
(916) 638-4744, ext. 213
investor@vantagemed.com

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  Exhibit 99.1
VantageMed Announces Resignation of President, Appoints New Chairman of the Board